UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 21, 2007 (November 19, 2007)

Anthracite Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-13937	13-3978906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 810-3333

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On November 19, 2007, Ralph L. Schlosstein resigned from the Board of Directors (the “Board”) of Anthracite Capital, Inc. (the “Company”), effective November 20, 2007, the date the Board accepted the resignation.  Mr. Schlosstein was previously Chairman of the Board of the Company and is stepping down from the Board to pursue other interests.  Mr. Schlosstein had previously served as the President of BlackRock, Inc., the parent of Anthracite’s external manager, a position from which he resigned in September 2007.

  On November 20, 2007, the Board appointed Carl F. Geuther to succeed Mr. Schlosstein as Chairman of the Board, effective immediately.  Mr. Geuther has served as a Director of the Company since March 1998.

   In addition to naming Mr. Geuther as its independent Chairman, the Board elected Christopher A. Milner, Chief Executive Officer of the Company, to fill the vacancy caused by Mr. Schlosstein’s resignation, effective immediately.  Mr. Milner will stand for re-election at the next Annual Meeting of Stockholders of the Company or until his successor is duly elected and qualifies in accordance with the Company’s Bylaws.  There are no arrangements or understandings between Mr. Milner and any other persons pursuant to which Mr. Milner was elected as a director of the Company.  Any direct or indirect material interest in any transaction or proposed transactions to which the Company was or is to be a party is disclosed in the Company’s periodic and other reports filed with the Securities and Exchange Commission (the “SEC”), including the Company’s Definitive Proxy Statement for the 2007 Annual Meeting of Stockholders, filed with the SEC on April 18, 2007, as supplemented on May 3, 2007.

  A copy of the press release of the Company announcing the above changes is filed as Exhibit 99.1 hereto and incorporated herein by reference.

(d)    The information included in Item 5.02(b) above is incorporated by reference into this Item 5.02(d).

Item 9.01	Financial Statements and Exhibits.

  (d) Exhibits.

Exhibit No.	Description
99.1	Press release dated November 21, 2007

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTHRACITE CAPITAL, INC.

By:	/s/ Vincent Tritto
Name:	Vincent Tritto
Title:	Secretary

Dated: November 21, 2007